EXHIBIT 99.2

                           HI-LO AUTOMOTIVE ANNOUNCES
                              MERGER AGREEMENT AND
                             THIRD QUARTER EARNINGS

   Houston, Texas - October 20, 1997. Hi-Lo Automotive, Inc.(Company) (NYSE-HLO) today announced execution of a definitive merger agreement with Discount Auto Parts, Inc.(NYSE-DAP), pursuant to which the Company will become a wholly owned subsidiary of Discount Auto Parts. The Company also reported results for its third quarter ended September 30, 1997.

   Under the terms of the merger stockholders of the Company will receive 0.1485 of a share of Discount Auto Parts common stock for each share of the Company's stock so long as the market price of Discount Auto Parts common stock is between $22.727 and $26.148 (based on the average closing prices of Discount Auto Parts common stock during the ten days ending three days before Hi-Lo's stockholders meeting held to consider the merger). If the average price of Discount Auto Parts common stock during the specified period is less than $22.727 but above $20.78 then the exchange ratio will be increased to provide the Company's stockholders with $3.37 of Discount Auto Parts common stock for each share of the Company's common stock but if the average price of Discount Auto Parts common stock during the period is less than $20.78, the Company's shareholders will receive 0.1624 of a share of Discount Auto Parts common stock for each outstanding share of the Company's common stock. If the average price of Discount Auto Parts common stock during the specified period is more than $26.148 then the exchange ratio will be reduced to provide Hi/Lo's shareholders with $3.88 of Discount Auto Parts common stock for each share of the Company's common stock. Based on Friday's closing price for Discount Auto Parts common stock of $22.50, the Company's stockholders would receive 0.1500 of a share of Discount Auto Parts common stock for each Company share. There are approximately
10.8 million shares
of Hi/LO common stock outstanding, representing a transaction equity value of approximately $36 million. The combination has been structured to be a tax free transaction and is expected to be recorded utilizing the purchase method of accounting.

   The Board of Directors of each company has approved the merger. The merger, which is expected to be completed by February 1998, is subject to approval by the Company's stockholders and certain other conditions, including the termination of the waiting period under the Hart-Scott-Rodino Improvements Act of 1976. The merger agreement may be terminated by either Discount Auto Parts or the Company under certain circumstances, including, among others, by the Company if the average closing price of Discount Auto Parts common stock over the specified period prior to the Company's stockholders meeting is less than $19.55.

   Sales for the third quarter ended September 30, 1997, were $65.3 million compared to $64.4 million for the third quarter of 1996, a 1.4% increase. Same store sales for the three months ended September 30, 1997, increased 2.8%. Net income for the quarter was $1.3 million, compared to a net loss of $51.7 million in the third quarter of 1996. Earnings per share for the quarter was $.12, compared to a net loss per share of $4.80 for the third quarter of the previous year.

   Sales for the nine months ended September 30, 1997, were $184.6 million compared to $192.3 million for the same period of 1996, a 4.0% decrease. Same store sales for the nine months ended September 30, 1997, decreased 2.8%. Net income for the nine-month period was $1.9 million compared to a net loss of $51.9 million in 1996. Net income per share for the nine month period was $.18 compared to a net loss per share of $4.83 in 1996.

   Some of the information in this press release constitutes forward-looking information based on current information and expectations of the Company that involve a number of uncertainties. Among the factors that could materially affect the validity of the forward looking information are the following: changes in current industry trends, changes in competitive factors, changes in the economic environment in which the Company has its operations, and other factors which would generally affect the operations of the Company.

   Hi-Lo Automotive, Inc. sells automotive aftermarket parts, products and accessories to retail and commercial customers through its 187 stores in Texas, Louisiana and California. - xxx -

                               HI-LO AUTOMOTIVE, INC.
                                  INCOME STATEMENT
                          (IN THOUSANDS, EXCEPT SHARE DATA)
                                     (UNAUDITED)

                                               QUARTER ENDED              NINE MONTHS ENDED
                                               SEPTEMBER 30,                 SEPTEMBER 30,
                                       ---------------------------    ---------------------------
                                           1997            1996*          1997            1996*
                                       -----------    ------------    -----------    ------------
Sales...............................   $    65,293    $     64,396    $   184,559    $    192,323
Operating income (loss) ............         3,136         (60,027)         6,344         (57,541)
Income (loss) before taxes on income         1,984         (61,296)         2,971         (61,416)
Net income (loss) ..................   $     1,313    $    (51,659)   $     1,933    $    (51,905)
                                       ===========    ============    ===========    ============
Net income (loss) per share ........   $       .12    $      (4.80)   $       .18    $      (4.83)
                                       ===========    ============    ===========    ============
Average shares outstanding .........    10,775,000      10,756,000     10,775,000      10,756,000

* During the quarter ended September 30, 1996, the Company recorded pre-tax charges of $59.4 million. This included a charge of $3.7 million to cost of goods sold as a result of valuing certain inventories at their realizable values which is less than original costs. Also included in the pre-tax charge was $4.3 million of operating, selling, general and administrative expenses, primarily related to store occupancy costs. The remaining $51.4 million provision for asset impairment and store closings included $37.7 million of intangibles, primarily cost in excess of net assets acquired (goodwill), and $13.7 million for store closings and liquidation of real estate previously acquired for future expansion.

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                QUARTER ENDED              NINE MONTHS ENDED
                                                SEPTEMBER 30,                SEPTEMBER 30,
                                          --------------------------    --------------------------
                                              1997          1996           1997           1996
                                          -----------   ------------    -----------   ------------
Sales .................................   $    65,293   $     64,396    $   184,559   $    192,323
Costs and expenses:
 Cost of goods sold, buying and
 distribution .........................        39,430         44,665        111,195        122,822
 Operating, selling,
 general and administrative ...........        22,727         28,406         67,020         75,690
  Provisions for asset impairment and
  store closings ......................          --           51,352           --           51,352
                                          -----------   ------------    -----------   ------------
Operating income (loss) ...............         3,136        (60,027)         6,344        (57,541)
Interest expense ......................         1,090          1,085          3,320          3,161
Other expense, net ....................            62            184             53            714
                                          -----------   ------------    -----------   ------------
Income (loss) before taxes on income ..         1,984        (61,296)         2,971        (61,416)

Taxes on income (benefit on loss) .....           671         (9,637)         1,038         (9,511)
                                          -----------   ------------    -----------   ------------
Net income (loss) .....................   $     1,313   $    (51,659)   $     1,933   $    (51,905)
                                          ===========   ============    ===========   ============
Net income (loss) per common and common
equivalent share ......................   $       .12   $      (4.80)   $       .18   $      (4.83)
                                          ===========   ============    ===========   ============
Common and common equivalent
shares outstanding ....................    10,775,000     10,756,000     10,775,000     10,756,000
                                          ===========   ============    ===========   ============

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                        1997         1996
                                                      --------     --------
                                   A S S E T S

CURRENT ASSETS:
 Cash...........................................      $    420     $  1,180
 Receivables....................................        13,645       12,529
 Inventories....................................        92,381       91,401
 Other..........................................         3,261        1,628
                                                      --------     --------
        Total current assets....................       109,707      106,738

PROPERTY AND EQUIPMENT, net.....................        29,716       31,980
INTANGIBLE ASSETS AND OTHER.....................         3,412        3,620
                                                      --------     --------
                                                      $142,835     $142,338
                                                      ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Current maturities of long-term debt...........      $    574     $    750
 Accounts payable and accrued liabilities.......        34,492       32,600
                                                      --------     --------
          Total current liabilities.............        35,066       33,350
LONG-TERM  DEBT, net of current maturities......        42,654       45,612
OTHER LIABILITIES...............................         3,888        4,082
STOCKHOLDERS' EQUITY............................        61,227       59,294
                                                      --------     --------
                                                      $142,835     $142,338
                                                      ========     ========

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